Exhibit 99.E

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT, dated as of June 27, 2003, is entered into by and between Sun One Price, LLC, a Delaware limited liability company (“Sun”), Randolph Street Partners V, an Illinois general partnership (“RSP”), H.I.G. Sun Partners, Inc., a Cayman Islands corporation (“HIG”) and Glenn Oken (“Oken”).

WHEREAS, Sun is a party to that certain Stock Purchase Agreement, dated as of June 18, 2003 (the “Stock Purchase Agreement”), by and between (i) Sun and (ii) One Price Clothing Stores, Inc., a Delaware corporation (the “Company”). Capitalized terms not otherwise defined in this Assignment Agreement have the meanings ascribed to them in the Stock Purchase Agreement.

WHEREAS, RSP, HIG and Oken are co-investors with Sun in the transaction; and

WHEREAS, pursuant to Section 9.7 of the Stock Purchase Agreement, Sun desires to assign, and RSP, HIG and Oken desire to accept assignment of, a portion of Sun’s right to acquire shares of Common Stock and Preferred Stock and the Warrant (the “Shares”) from the Company.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.                                       Sun hereby transfers and assigns to RSP, and RSP hereby accepts the transfer and assignment of, Sun’s right to purchase 51,191 shares of Common Stock, 1 share of Preferred Stock and a pro-rata portion of the Warrant of the Company for an aggregate purchase price of $70,000.

2.                                       Sun hereby transfers and assigns to HIG, and HIG hereby accepts the transfer and assignment of, Sun’s right to purchase 51,191 shares of Common Stock, 1 share of Preferred Stock and a pro-rata portion of the Warrant of the Company for an aggregate purchase price of $70,000.

3.                                       Sun hereby transfers and assigns to Oken, and Oken hereby accepts the transfer and assignment of, Sun’s right to purchase 2660 shares of Common Stock, .05 shares of Preferred Stock and a pro-rata portion of the Warrant of the Company for an aggregate purchase price of $3,500.

4.                                       RSP represents and warrants to Sun and the Company that (i) the Shares to be acquired by RSP in exercise of the rights assigned under this Agreement are being acquired for its own account and without a view to making a distribution thereof in violation of the Securities Act, (ii) RSP has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and RSP is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares, and (iii) RSP is an Accredited Investor within the meaning of Regulation D promulgated under the Securities Act.  The Company is an intended third party beneficiary of the representations and warranties in this paragraph 4.

5.                                       HIG represents and warrants to Sun and the Company that (i) the Shares to be acquired by

HIG in exercise of the rights assigned under this Agreement are being acquired for its own account and without a view to making a distribution thereof in violation of the Securities Act, (ii) HIG has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and HIG is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares, and (iii) HIG is an Accredited Investor within the meaning of Regulation D promulgated under the Securities Act.  The Company is an intended third party beneficiary of the representations and warranties in this paragraph 5.

6.                                       Oken represents and warrants to Sun and the Company that (i) the Shares to be acquired by Oken in exercise of the rights assigned under this Agreement are being acquired for its own account and without a view to making a distribution thereof in violation of the Securities Act, (ii) Oken has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and Oken is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares, and (iii) Oken is an Accredited Investor within the meaning of Regulation D promulgated under the Securities Act.  The Company is an intended third party beneficiary of the representations and warranties in this paragraph 6.

7.                                       This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles).

8.                                       This Assignment Agreement may be executed in one or more counterparts, each of which shall be an original. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

9.                                       To the extent any terms of this Assignment Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the Stock Purchase Agreement, the Stock Purchase Agreement shall govern and control.

[The remainder of this page left intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Assignment Agreement as of the date first set forth above.

SUN ONE PRICE, LLC

By:	/s/ M. Steven Liff

Name:	M. Steven Liff
Title:	Vice President

RANDOLPH STREET PARTNERS V

By:	/s/ Douglas C. Gessner

Name:
Title:

H.I.G. SUN PARTNERS, INC.

By:	/s/ Sami Mnaymneh

Name:
Title:

/s/ Glenn Oken
Glenn Oken